Exhibit 10.2.1
UNITED STATES LIME & MINERALS, INC.
Non Qualified Stock Option Agreement
        This Agreement, made as of this                     day of                     , by and between United States Lime & Minerals, Inc., a Texas Corporation (the “Company”), and                                          (“Employee”).
Witnesseth:
Whereas, the Compensation Committee of the Board of Directors of the Company (the “Committee”) acting under the United States Lime & Minerals, Inc. 2001 Long-Term Incentive Plan (the “Plan”) has determined that it is desirable to grant an option under the Plan to Employee, who is currently employed by the Company and/or a subsidiary of the Company;
        Now, Therefore, the Company and Employee hereby agree as follows:
1.	Definitions. As used in the Agreement, the following terms shall have the following meanings, respectively:
a)	“Stock” shall have the meaning set forth in Section 2(k) of the Plan.

b)	“Fair Market Value” shall mean the most recent closing sales price for a share of stock reported on the NASDAQ Stock Market.
2.	Option. The Company hereby grants to Employee the option to purchase, as hereinafter set forth; shares of Stock at a price of $ per share, for a period commencing on and terminating on the first to occur of (i) the expiration of ten years from the date hereof, or (ii) when Employee ceases to be an employee of the Company and its subsidiaries for any reason; provided, however, that, if said cessation occurs less than ten years from the date hereof other than by reason of death or disability, then Employee may exercise this option at any time within three months after such cessation but not after the expiration of the ten-year period; provided further, that, if said cessation occurs less than ten years from the date hereof by reason of Employee becoming permanently and totally disabled (within the meaning of Section 22(e) (3) of the Internal Revenue Code of 1986, as amended), the Employee or legal representative (if Employee is legally incompetent) may exercise this option at any time within one year after such cessation but not after the expiration of the ten-year period; and provided further, that, if said cessation occurs less than ten years from the date hereof by reason of Employee’s death, then the executor or administrator of Employee’s estate or anyone who shall have acquired this option by will or pursuant to the laws of descent and distribution may exercise this option at any time within one year after such death but not after the expiration of the ten-year period.
        Anything to the contrary herein notwithstanding, the option granted hereunder shall terminate immediately upon the Employee’s cessation to be an Employee on account of fraud, dishonesty or the performance of any other act detrimental to the Company. A transfer of employment without interruption of service between or among the Company or any of its subsidiaries shall not be considered a termination of employment for purposes of this Agreement.
3.	Exercise During Employment. Except as provided in Section 2 hereof, this option may not be exercised unless Employee is, at the time of exercise, an employee of the Company or its subsidiaries.
4.	Manner of Exercise. This option may be exercised by written notice signed by the person entitled to exercise the same and delivered to the Secretary of the Company or sent by United States registered mail addressed to the Company at its corporate office.
        Such notice, which shall be effective upon receipt, shall state the number of shares of Common Stock as to which the option is exercised and shall be accompanied by the full amount of the purchase price of such shares.
5.	Payment. The purchase price for the option shares may be paid in cash or, in whole or in part by the surrender of issued and outstanding shares of Common Stock of the Company, which shall be credited against the purchase price at the Fair Market Value of the shares surrendered on the date of exercise of the option.

6.	Delivery of Certificates for Shares. Delivery of the certificates representing the shares of Common Stock purchased upon exercise of this option shall be made promptly after receipt of notice of exercise and payment. If the Company so elects, its obligation to deliver shares of Common Stock upon the exercise of this option shall be conditioned upon its receipt from the person exercising this option of an executed investment letter, in form and content satisfactory to the Company and its legal counsel, evidencing the investment intent of such person and such other matters as the Company may reasonably require. If the Company so elects, the certificates representing the shares of Common Stock issued upon exercise of this option shall bear a legend in substantially the following form:
          THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SHARES ARE FIRST REGISTERED THEREUNDER OR UNLESS THE COMPANY RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT REGISTRATION THEREUNDER IS NOT REQUIRED.
7.	Transferability. This option is not transferable otherwise than by will and the laws of descent and distribution, and during the lifetime of Employee is exercisable only by Employee or, if Employee is legally incompetent, by Employee’s legal representative.

8.	Option Subject to Plan. By execution of this Agreement, Employee agrees that this option and the shares of Common Stock to be received upon exercise hereof shall be governed by and subject to all applicable provisions of the Plan.
In Witness Whereof, the parties have executed this Agreement as of the date first above written.

United States Lime & Minerals, Inc.

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